UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2013

Analog Devices, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts	1-7819	04-2348234
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

One Technology Way, Norwood, MA	02062
(Address of principal executive offices)	(Zip Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 14, 2013, Analog Devices, Inc. (“ADI”) entered into a Master Asset Purchase and Sale Agreement with InvenSense, Inc. and its subsidiary InvenSense International, Inc. (collectively, “InvenSense”), pursuant to which ADI agreed to sell or license to InvenSense the assets and intellectual property related to ADI’s microphone product line. The product line to be sold consists of analog and digital output microphones, and related support operations, primarily used in consumer applications. InvenSense will pay consideration to ADI of $100 million in cash at closing, plus potential additional amounts upon achievement over 12 months of certain revenue milestones by InvenSense.

The Master Asset Purchase and Sale Agreement contains customary representations and warranties, covenants, conditions and post-closing indemnities. Following the closing of the transaction, ADI will be subject to certain non-competition covenants related to the activities of the product line being sold for a three-year period. ADI has also agreed to provide InvenSense with various transition services following the closing of the transaction.

The closing of the transaction is subject to the satisfaction of customary closing conditions.

A copy of the press release issued by ADI on October 14, 2013 concerning the foregoing transaction is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated October 14, 2013

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2013	ANALOG DEVICES, INC.
	By:	/s/ David A. Zinsner
David A. Zinsner
Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated October 14, 2013